Exhibit 10.1

CELERA CORPORATION ANNUAL BONUS PLAN

1.	Establishment and Purpose

The Celera Corporation Annual Bonus Plan (the “Plan”) is established effective as of May 19, 2009 (the “Effective Date”), in order to provide employees of Celera Corporation (the “Company”) and its subsidiaries with the opportunity to receive cash incentive awards based on the achievement of Company and individual performance goals. The Company believes that the Plan will enhance the incentive for participants to contribute materially to the growth of the Company, thereby benefiting the Company and its stockholders.

2.	Eligibility and Target Bonus

The Plan offers executives and employees of the Company and its subsidiaries (each, a “Participant”) an opportunity to earn additional compensation based on the achievement of Company and individual performance goals for the Company’s fiscal year (each, a “Plan Year”). For purposes of the Plan, an individual shall be eligible to participate in the Plan if he or she is reported on the payroll records of the Company or a subsidiary of the Company as a common law employee; provided, however, that an employee will not be eligible to participate in the Plan if he or she is a participant in another bonus or incentive plan maintained by Company or any subsidiary of the Company (excluding any equity-based incentive plan or any qualified retirement plan). Any individuals not treated as common law employees on the payroll records of the Company or a subsidiary of the Company shall not be eligible to participate in the Plan even if a determination is subsequently made by the Internal Revenue Service, other governmental agency, a court or other tribunal that such individuals are common law employees for any other purpose.

A Participant’s target bonus will be determined by multiplying his or her target bonus percentage against his or her eligible earnings for such Plan Year (such product, the “Target Bonus”). Each eligible position level is assigned a target bonus percentage, and actual target bonus percentages will be communicated to each Participant by his or her manager (or by the committee responsible for administering the Plan (the “Committee”)). The Committee shall be the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), provided that the Chief Executive Officer of the Company (and/or such other officer(s) as the Compensation Committee shall designate) shall be the Committee for purposes of the last paragraph of Section 6 of the Plan solely with respect to employees other than executive officers of the Company. The Compensation Committee shall approve all bonus payments to executive officers.

Unless otherwise specified by the Committee, eligible earnings means (a) for a Participant who is an exempt employee, the Participant’s annual base salary, or (b) for a Participant who is eligible to receive overtime pay, the Participant’s hourly rate in effect on the first day of the Plan Year (or on the date of hire, if after that date) multiplied by the number of regularly scheduled work hours during the Plan Year (part-time employees) or 2,080 (full time employees), plus any overtime pay earned during the Plan Year.

3.	Company Goals

For each Plan Year, the Committee shall establish one or more performance goals for the Company (each, a “Company Goal”), as well as the weighting of each Company Goal. Actual results for the Plan Year will be measured against each Company Goal to determine the amount of bonuses to be funded under the Plan for such Plan Year. Examples of performance criteria for Company Goals include (but are not limited to) revenue, earnings before income and taxes, cash flow, net income and earnings per share. Each Company Goal (and the achievement thereof) shall be determined in accordance with generally accepted accounting principles, consistently applied, unless otherwise specified by the Committee.

The Committee shall establish a target and threshold for each Company Goal, and the aggregate amount of bonuses funded under the Plan for a Plan Year (the “Bonus Pool”) shall be based on the attainment of the Company Goals. Unless otherwise determined by the Committee, the threshold for each Company Goal shall be based on 80% of the target for such Company Goal. The portion of the Bonus Pool with respect to a Company Goal will be funded only to the extent that the Company achieves the threshold for such goal. Unless otherwise determined by the Committee, achievement of the threshold for a Company Goal will result in 50% funding of the portion of the Bonus Pool related to such Company Goal (based on the weight of the Company Goal), and achievement between the threshold and the target results in funding of the Bonus Pool related to such Company Goal at the same percentage as such achievement. In the event that performance exceeds the target for a Company Goal, the Company will fund an additional Bonus Pool amount with respect to such Company Goal based on the achievement in excess of the target level for such goal (up to an additional 50% of the target funding level, or such other amount as the Committee may determine), pursuant to guidelines established by the Committee.

Example 1. If the Committee establishes two Company Goals for a Plan Year, each with equal weight, and the Company achieves 92% of the target level of one goal, but does not achieve the threshold for the other goal, the Bonus Pool will be determined based on a 46% funding rate, based on the sum of the following:

Goal 1:	50% weight x 92% funding = 46% funding rate
Goal 2:	50% weight x 0% funding = 0% funding rate

Example 2. If the Committee establishes two Company Goals for a Plan Year, each with equal weight, and the Company achieves 110% of the target level of one goal, but does not achieve the threshold for the other goal, the Bonus Pool will be determined based on a 55% funding rate, based on the sum of the following (provided that the allocation of the portion of the Bonus Pool based on exceeding Goal 1 is subject to the limitation set forth in Section 6 below):

Goal 1:	50% weight x 110% funding = 55% funding rate
Goal 2:	50% weight x 0% funding = 0% funding rate

4.	Business Unit Goals

Annual business unit goals are used to focus on key objectives and milestones for the Plan Year, and support the achievement of the Company Goals described above. The goals of each business unit cascade within the Company and help departments and Participants set their individual objectives to support the business unit. Achievement of business unit goals will not affect the funding of Plan bonuses, which is based on the attainment of the Company Goals described above.

5.	Individual Goals

Each Participant will develop his or her own individual goals for the Plan Year, which will be based on the goals of the Participant’s business unit and the Participant’s position and responsibilities. The Participant will submit his or her proposed individual to goals to his or her manager, who will work with the Participant to finalize the development of the Participant’s individual goals.

A Participant’s individual goals shall be created either with matrix levels (threshold, target and out perform) or as smart goals, depending on the responsibility level of the Participant’s position with the Company, or such other goal metric as may be established by the Committee or the Participant’s manager.

At the end of each Plan Year, each Participant shall complete a self assessment against his or her goals and job duties and submit it to his or her manager. The manager shall use the self assessment to complete an annual review and overall rating which is discussed with the Participant. The manager shall assign a bonus modifier from this review for the annual bonus. Notwithstanding the foregoing, the Committee, in its discretion, may increase or decrease the bonus modifier for a Participant.

6.	Payout

As described in Section 3 above, bonuses under the Plan will be funded based on the achievement of the Company Goals for the Plan Year. Funding percentages and the weighting of each Company Goal will be used to calculate an overall funding percentage as shown in the examples in Section 3.

The Bonus Pool shall be allocated to each business unit based on the ratio of the aggregate Target Bonus amounts for Participants in the business unit as compared to the aggregate Target Bonus amounts for all Participants, with such allocation made in accordance with guidelines, if any, established by the Committee. If a Participant works for more than one business unit during the Plan Year, his or her Target Bonus for this allocation shall be attributed to the business unit that the Participant was working for at the end of the Plan Year.

With respect to the portion of the Bonus Pool allocated to each business unit, the manager of such business unit shall allocate such portion of the Bonus Pool to eligible Participants of the business unit. Each eligible Participant will be eligible to receive a bonus under the Plan in an amount equal to the product of his or her eligible earnings for such Plan Year multiplied by his or her Earned Bonus Percentage, subject to any adjustment determined by the Committee, as described below.

A Participant’s Earned Bonus Percentage is equal to the product of (i) the Participant’s target bonus percentage for the Plan Year, (ii) the overall Plan funding percentage based on the achievement of Company Goals for the Plan Year, and (iii) the Participant’s “Personal Modifier” for the Plan Year.

A Participant’s “Personal Modifier” is determined by his or her manager (as described in Section 5) in accordance with the following ranges (or such other ratings or ranges established by the Committee):

Employees rated below satisfactory: 0 to 50%

Employees rated satisfactory: 80 to 100%

Employees rated above satisfactory: 100%+

As described in Section 3, if the Company exceeds the target for a Company Goal, any portion of the Bonus Pool attributable to the Company outperforming such goal may only be allocated to Participants that are rated above satisfactory (or such other ratings established by the Committee), in accordance with guidelines, if any, established by the Committee.

All proposed bonus payments under the Plan shall be submitted to the Committee for final approval. The Committee may determine which Participants shall be granted bonus awards and may adjust the final bonus amount for any Participant (including increasing or decreasing any bonus from the calculation set forth above) as it deems appropriate. The Committee has complete discretion to adjust bonus awards to reflect changes in the industry, the Company’s financial performance, a Participant’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.

7.	Payment Timing

Bonus payments, if any, under this Plan will be made after the level of achievement of the Company Goals for the Plan Year is calculated, and such payments will be made in a lump sum to each eligible Participant no later than the fifteenth day of the third month following the end of the Plan Year.

8.	Changes in Employment

In order to ensure that certain employment situations are administered fairly and consistently, the following rules will apply, unless otherwise determined by the Committee:

(a) New Hires. Employees hired during a Plan Year will be eligible for a prorated bonus based on their eligible earnings during the Plan Year.

(b) Terminations.

(i) General. Except for a termination of employment due to the Participant’s death or permanent disability, a Participant will not be eligible for any bonus payment under the Plan unless he or she is actively employed by the Company or a subsidiary of the Company on the date that the bonus payment is made.

(ii) Death or Disability. In event that a Participant’s employment with the Company or a subsidiary of the Company terminates due to the Participant’s death or permanent disability, the Participant (or his or her beneficiary or estate, in the event of the Participant’s death) will be eligible for a prorated bonus based on his or her eligible earnings during the Plan Year.

(c) Transfers. Participants who transfer to and from another bonus eligible position will be eligible for a Target Bonus under the Plan based on the target bonus percentage in effect for his or her position at the end of the Plan Year.

(d) Promotions. Participants promoted to and from another bonus eligible position will be eligible for a Target Bonus under the Plan based on the target bonus percentage in effect for his or her position at the end of the Plan Year.

(e) Leave Of Absences (LOAs). Participants on an approved leave during part of the Plan Year will be eligible for a prorated bonus based on eligible earnings received during the Plan Year.

9.	Plan Administration and Miscellaneous Provisions

(a) The Committee has complete authority and responsibility for interpreting the Plan and to make any rules and regulations necessary to administer the Plan including, without limitation, approving and/or calculating individual target bonus percentages and payments under the Plan. All interpretations or decisions are at the sole discretion of the Committee, and are final and binding on all persons in all matters pertaining to the Plan. The Committee may delegate its authority to administer the Plan to another person or persons.

(b) The Plan is effective as of the Effective Date and shall continue in effect until terminated by the Committee.

(c) The Plan shall be unfunded and is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended. No provision contained herein shall be construed to require that the Company be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonuses under the Plan.

(d) The Plan may be modified or terminated by the Committee at any time and for any reason. No payments shall be made under this Plan after it has been terminated. Participation in the Plan does not guarantee that any payments will ever be made under this Plan nor does it provide any ownership interest rights in the Company.

(e) This Plan represents the entire plan as to the matters described herein. This Plan supersedes all prior or contemporaneous plans or arrangements or understandings between the Company and any of its employees, whether written or oral, express or implied, with respect to any subject covered by this Plan.

(f) This Plan shall be governed by, and construed in accordance with, the laws of the State of California.

(g) Nothing in the Plan shall confer upon a Participant any right to continued employment with the Company or a subsidiary for any specific duration or otherwise restrict in any way the rights of the Company (or a subsidiary) or a Participant to terminate employment at any time, for any reason, with or without cause.

(h) Payments made pursuant to the Plan shall be subject to applicable federal, state and local tax withholding requirements.

(i) The Plan shall be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and Participants shall not, directly or indirectly, designate the taxable year of a payment made under the Plan. The timing of payments under the Plan shall be deemed to incorporate “grace periods” within the meaning of Section 409A.